EXHIBIT 99.1
Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE	Media Contact:
5 a.m. EDT, May 12, 2006	Gail Baker
Director, Corporate Communications
Phone: 503-464-8693

Investor Contact:
Bill Valach
Director, Investor Relations
Phone: 503-464-7395

Portland General Electric reports first quarter
2006 earnings results and increases 2006 guidance

Portland, Ore. - Portland General Electric Company (NYSE: POR) today reported a net loss of $6 million, or $0.10 per share (basic and diluted), for the first quarter ending March 31, 2006, compared with net income of $38 million, or $0.61 per share (basic and diluted), for the first quarter 2005. The net loss is due primarily to reduced margins on retail energy sales caused by an unplanned repair outage at the Boardman Power Plant and unrealized losses on power and natural gas contracts.

Operating revenues of $381 million for the first quarter 2006 reflect a 2.7 percent increase compared to the prior year's first quarter revenues of $371 million. The revenue increase was driven by the addition of approximately 12,800 new customers, colder weather and a January 1, 2006, rate increase related to higher power costs.

Portland General Electric (PGE) ceased to be a subsidiary of Enron Corp. on April 3, 2006, with the issuance of 62.5 million shares of new common stock. The stock, listed on the New York Stock Exchange, began trading on a when issued basis on April 3, 2006, and began regular way trading on April 10, 2006.

"As a publicly traded company, we will continue to maintain our focus on delivering value to our customers and shareholders. High reliability of service and our growing energy needs are the drivers of our infrastructure investment plan," said Peggy Fowler, CEO and president of PGE. "An integral part of this plan is our new 400 megawatt Port Westward plant, currently under construction and expected to begin production in the spring of 2007."

The company continues to evaluate new metering technologies and information platforms to best monitor and measure customers' daily needs and allow customers to wisely manage their energy use. The company is seeking regulatory approval of a general rate case, filed in March 2006 and proposed to go into effect in early 2007 that would include the costs for these initiatives.

"These investments in generating resources and technology make sense as PGE's service territory continues to show strong growth," Fowler said.

First Quarter 2006 Summary

  Total retail energy deliveries for the period increased 4.5 percent, 1.3 percent weather adjusted, from 4,806,000 MWhs in 2005 to 5,020,000 MWhs in 2006.
  The company served approximately 12,800 new customers, a 1.7 percent increase, since the end of the first quarter 2005.
  The Boardman Power Plant outage resulted in increased power costs of approximately $44 million (pre-tax) during the first quarter. The plant is expected to be operational by later this month.
  First quarter 2006 expense included $21 million of unrealized net losses on derivative activities, compared to $19 million of unrealized net gains in the first quarter of 2005. It is expected that the unrealized losses at the end of this year's first quarter will reverse during the remainder of 2006 upon settlement of the related contracts.
  Production, distribution, administrative and other expenses increased by $4 million from $66 million in the first quarter 2005 to $70 million in the first quarter of 2006. The increase was primarily the result of costs for Boardman rotor repairs and winter storm restoration, which were partially offset by reduced employee benefit costs.

2006 and 2007 Earnings Guidance

PGE is revising its full year 2006 earnings guidance from $0.80 - $0.90 per share to $1.10 - $1.20 per share. The revised guidance is based on a combination of factors driven primarily by improved hydro conditions and lower forecasted administrative and general expenses. This guidance does not include the potential impact of Senate Bill 408 of up to approximately $35 million ($.56 per share) nor any regulatory action on the Boardman deferral request. The company reaffirms its full year 2007 earnings guidance range of $1.70 - $1.80. Annual earnings growth over the long term is expected to be in the 4 to 5 percent range.

PGE's capital expenditures for 2006 are expected to be approximately $370 million compared with actual 2005 expenditures of $255 million. Capital expenditures for 2006 consist of $189 million for ongoing production, transmission and distribution facilities and $160 million for Port Westward. The 2006 estimate also includes $21 million for Advanced Metering Infrastructure and wind projects, which are pending board approval.

Overview of Recent Developments

General Rate Case

PGE filed a general rate case in March 2006 for consideration by the Oregon Public Utility Commission (OPUC). Based on a 2007 test year, the general rate case proposes a retail rate increase averaging 8.9 percent over all customer classes, to become effective early in 2007. PGE's last general rate case was filed in October 2000, with authorized price changes effective October 1, 2001. Pursuant to a tariff adopted in the 2001 case, PGE annually updates its forecast of net variable power costs. Based on these updates, the OPUC authorized changes in PGE's retail prices for each of the years 2003 through 2006.

Boardman Power Plant Outage

In October 2005, following the detection of vibrations in Boardman's steam turbine rotor, the plant was taken out of service, with the rotor removed in mid-November and shipped to an East Coast facility for repair. During the process of returning the plant to operation in early February 2006, the generator rotor was damaged and subsequently removed for examination and repairs. Replacement power costs of approximately $41 million were incurred during the fourth quarter of 2005, with first quarter 2006 costs of approximately $44 million. Replacement power costs for the second quarter 2006 are estimated at approximately $4 million, reflecting the impact of favorable regional hydro conditions on power prices. PGE has filed an accounting application with the OPUC for deferral of replacement power costs, estimated at $45 million, for the period November 18, 2005, through February 5, 2006, for later ratemaking treatment. PGE has detemined that it will not file an application to defer incremental power costs related to the outage resulting from damage to the generator rotor, which began on February 6, 2006. The company is evaluating, however, whether to propose including this outage in the four-year rolling average of forced outages in its annual power cost update filings starting in 2008. As the company has previously announced, the Boardman Power Plant, located in Boardman, Ore., will remain offline for most of May.

Wind Development

On April 11, 2006, PGE announced it has executed an agreement with Orion Energy, LLC to acquire the development rights for the 25,000-acre Biglow Canyon Wind Farm in Sherman County, Ore. The OPUC is currently reviewing the agreement and is expected to announce its decision in the next several weeks. If the agreement is approved by the OPUC, PGE could develop up to 450 megawatts of wind energy capacity at the site, which could produce enough electricity to power up to 100,000 homes. If fully developed, it would be one of the largest wind power projects in the nation.

Financings

On April 25, 2006, PGE and certain institutional buyers in the private placement market entered into an agreement under which PGE will sell, and the buyers will purchase, $275 million of PGE's First Mortgage Bonds. PGE plans to issue the bonds in two series in May 2006. One series of the bonds, in the amount of $175 million, will bear interest from the issuance date at an annual rate of 6.31 percent and mature in 2036, and the other series, in the amount of $100 million, will bear interest from the issuance date at an annual rate of 6.26 percent and mature in 2031. PGE intends to use the proceeds to redeem $150 million of the 8.125 percent First Mortgage Bonds due in 2010 and for general corporate purposes.

First Quarter 2006 Earnings Call and Webcast May 12, 2006

PGE will host a conference call with financial analysts to discuss the financial results for the first quarter of 2006 on Friday, May 12, 2006, at 10 a.m. The conference call will be webcast live on the PGE Web site at www.PortlandGeneral.com. A replay of the call will be available beginning at 12 p.m. on May 12 and continue through Friday, May 19.

PGE officers who will participate in the conference call include: Peggy Fowler, CEO and president; James Piro, executive vice president, CFO and treasurer; and William Valach, director, investor relations. Management will respond to questions following the formal comments.

The attached consolidated statement of income is an integral part of this earnings release.

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About Portland General Electric Company

Portland General Electric, headquartered in Portland, Ore., is a fully integrated electric utility that serves more than 780,000 residential, commercial and industrial customers in Oregon. Visit our Web site at www.PortlandGeneral.com

Safe Harbor Statement

Statements in this news release that relate to the issuance and listing of Portland General Electric's (PGE) common stock or to future plans, objectives, expectations, performance, events and the like may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including, but not limited to, "anticipates," "believes," "intends," "estimates," "promises," "expects," "should," "conditioned upon" and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including matters and events related to the outcome of PGE's rate case and its accounting application for deferral of excess power costs related to the Boardman Plant outage; regulatory approval of the Biglow Canyon Wind Farms project; completion of the Port Westward power plant on schedule; changes in weather, hydroelectric, and energy market conditions, which could affect the availability and cost of fuel or purchased power; investigations by the City of Portland, Oregon, with regard to rates charged by the Company and possible attempts to set rates for PGE customers located within the city; the effect of a new Oregon law related to utility rate treatment of income taxes; and the outcome of various legal and regulatory proceedings. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company's most recent Annual Report on Form 10-K and the Company's reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.

POR-F

Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC

Consolidated Statement of Income (In millions, except per-share amounts)	Three Months Ended March 31 2006	 2005
Operating revenues	$381	$371
Operating expenses		
Purchased power and fuel	232	142
Production and distribution	36	28
Administrative and other	34	38
Depreciation and amortization	57	60
Taxes other than income taxes	20	20
Income taxes	(4)	30
Total operating expenses	375	318
Operating income	6	53
Other income (deductions)		
Miscellaneous	3	2
Income taxes	1	1
Total other income (deductions)	4	3
Interest charges		
Interest expense	16	18
Net income (loss)	$(6)	$38
Common shares outstanding	62.5	62.5
Earnings per common share, basic and diluted	$(0.10)	$0.61